UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BRINK’S HOME SECURITY HOLDINGS, INC.

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8880 Esters Blvd. Irving, Texas 75063
972-871-2500

April 8, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Brink’s Home Security Holdings, Inc. to be held at The Westin Dallas Fort Worth Airport, 4545 West John Carpenter Freeway, Irving, Texas 75063, on Friday, May 8, 2009, at 1:00 p.m., local time.

You will be asked to: (i) elect two directors nominated by our Board of Directors for a term of three years; and (ii) ratify the appointment of an independent registered public accounting firm for the fiscal year ending December 31, 2009.

Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy in the postage-paid envelope provided.

We appreciate your prompt response.

Sincerely,

Carl S. Sloane

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2009

Notice Is Hereby Given that the annual meeting of shareholders of BRINK’S HOME SECURITY HOLDINGS, INC. (the “Company”) will be held on Friday, May 8, 2009, at 1:00 p.m., local time, at The Westin Dallas Fort Worth Airport, 4545 West John Carpenter Freeway, Irving, Texas 75063, for the following purposes:

1.	To elect two directors nominated by our Board of Directors for a term expiring in 2012.

2.	To ratify the appointment of KPMG LLP as an independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 6, 2009 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

John S. Davis

Senior Vice President, General Counsel

and Secretary

April 8, 2009

The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 6, 2009, together with these proxy materials, commencing on or about April 8, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2009.

The proxy statement and annual report to shareholders are available at:

http://www.investors.brinkshomesecurity.com under the “Investor Information” tab.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE, AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

BRINK’S HOME SECURITY HOLDINGS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Brink’s Home Security Holdings, Inc. (the “Company”) of proxies from holders of the Company’s common stock (hereinafter “Common Stock”), to be voted at the annual meeting of shareholders to be held on May 8, 2009, at 1:00 p.m., local time, at The Westin Dallas Fort Worth Airport, 4545 West John Carpenter Freeway, Irving, Texas 75063 (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 6, 2009 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 6, 2009, the Company had outstanding 45,769,171 shares of Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board of Directors knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on March 6, 2009, commencing on or about April 8, 2009. The mailing address of the principal executive office of the Company is 8880 Esters Boulevard, Irving, TX 75063.

The election of directors and the ratification of an independent registered public accounting firm are the only matters that the Board of Directors knows will be presented for consideration at the annual meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum at the annual meeting. The shares of Common Stock represented by proxies solicited by the Board of Directors will be voted in accordance with the recommendations of the Board of Directors on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business, the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

PROPOSALS OF THE BOARD

The following proposals are expected to be presented at the meeting. Holders of Common Stock will have one vote per share. Absent voting instructions from a shareholder, a broker may or may not vote shares held by a broker in “street name” (“Brokers’ Shares”) in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters”. The Company believes that the election of directors and the approval of the independent registered public accounting firm are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Under the rules of the New York Stock Exchange, however, a broker may not be able to vote on proposals that are not considered “routine”. When a proposal is not a routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal.

Proposal No. 1—Election of Directors: in order to be elected, nominees for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and Brokers’ Shares that are not voted on Proposal No. 1 will not be included in determining the number of votes cast.

Proposal No. 2—Approval of the Selection of an Independent Registered Public Accounting Firm: in order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and Brokers’ Shares that are not voted on Proposal No. 2 will not be counted in determining the number of votes cast.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s charter and bylaws, the Board of Directors is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance and Nominating Committee (the “Governance Committee”) has recommended, and the Board of Directors has approved, the following nominees for election as directors: Robert B. Allen and Michael S. Gilliland, each for a three-year term expiring in 2012. Messrs. Allen and Gilliland presently serve as directors. See “Director Nominating Process” for more information.

The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation and employment during the past five years, other directorships and positions with the Company of each nominee for director and each continuing director, the year in which he first became a director of the Company and his term of office as a director.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2012

Robert B. Allen, 55, has served as President of Brink’s Home Security, Inc., a wholly-owned subsidiary of the Company (“Brink’s Home Security”) since March 2001, and as President and CEO of the Company since September 2008. Mr. Allen also served as Executive Vice President and Chief Operating Officer of Brink’s Home Security from August 1999 through March 2001. Prior to joining Brink’s Home Security, Mr. Allen was Executive Vice President—Sales and Marketing for AEGIS Communications. Prior to AEGIS, he was Chief Operating Officer for ATC Communications Group in Irving, Texas, and spent more than 16 years in various management positions with PEPSICO, Inc. Mr. Allen received his Bachelor of Arts degree in Psychology from Dartmouth College and his Masters of Business Administration with concentrations in Finance and Marketing from the University of Chicago. Mr. Allen has been a director of the Company since 2008.

Michael S. Gilliland, 46, is the current Chairman of the Board of Directors and Chief Executive Officer of Sabre Holdings Corporation. Mr. Gilliland was elected Chairman of the Board of Directors of Sabre Holdings in November 2004 and was elected President and Chief Executive Officer of Sabre Holdings in December 2003. Mr. Gilliland also served as President and Chief Executive Officer of Travelocity.com, a wholly owned subsidiary of Sabre, from May 2002 through December 2003. Prior to Travelocity, Mr. Gilliland was Executive Vice President of Sabre from March 2001 through December 2003. Mr. Gilliland received a Bachelor of Science degree in electrical engineering from the University of Kansas and his Masters of Business Administration from the University of Texas at Dallas. Mr. Gilliland has been a director of the Company since 2008.(1),(2)

CONTINUING DIRECTORS

John S. Brinzo, 67, is the retired Chairman of Cliffs Natural Resources, Inc. (formerly Cleveland-Cliffs Inc.), a supplier of iron ore products to the steel industry in North America, China and Europe. Mr. Brinzo served as Chairman of Cleveland-Cliffs Inc. from August 2006 until his retirement in May 2007; Chairman and Chief Executive Officer from June 2005 through August 2006; Chairman, President and Chief Executive Officer from July 2003 through May 2005; Chairman and Chief Executive Officer from January 2000 through June 2003; and President and Chief Executive Officer from November 1997 through December 1999. He is also a director of Alpha Natural Resources, Inc., AK Steel Holding Corporation and Delta Air Lines, Inc. Mr. Brinzo has been a director of the Company since 2008.(1),(2)

Lawrence J. Mosner, 67, is the retired Chairman and Chief Executive Officer of Deluxe Corporation, a company that helps financial institutions and small businesses better manage, promote, and grow their businesses. Mr. Mosner served as Chairman and Chief Executive Officer of Deluxe Corporation from 2000 until his retirement in November 2005. Mr. Mosner has been a director of the Company since 2008.(1),(2),(3)

Carl S. Sloane, 72, is a private consultant and the Ernest L. Arbuckle Professor of Business Administration, Emeritus, at Harvard University, Graduate School of Business Administration. From 2005 to 2006, he served as Co-Chairman of AlixPartners/Questor Funds Holdings, LLC. From 1991 to 2000, he served as the Ernest L. Arbuckle Professor of Business Administration at Harvard University, Graduate School of Business Administration. He is also a director of Rayonier Inc. Mr. Sloane has been a director of the Company since 2008.(2),(3)

Carroll. R. Wetzel, Jr., 65, is a retired investment banker. Mr. Wetzel served as a member of the Board of Directors of Laidlaw International, Inc., a North American transportation services company, from 2003 until it was acquired in October 2007. From 2000 to 2005, he served as Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics. He is also a director of Exide Technologies. Mr. Wetzel has been a director of the Company since 2008.(1),(3)

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL OF THE BOARD’S NOMINEES FOR ELECTION AS DIRECTORS.

(1)	Audit and Finance Committee

(2)	Compensation and Management Development Committee

(3)	Corporate Governance and Nominating Committee

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and is asking shareholders to ratify this appointment. KPMG served in this capacity for the year ended December 31, 2008. Although the Company is not required to obtain shareholder ratification of the appointment of KPMG, the Board considers the selection of an independent accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE

APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and Committee meetings by the President and Chief Executive Officer and other officers and members of management. From October 31, 2008, the date that the Company became an independent public company, until December 31, 2008, the Board met two times and did not take any action by written consent.

Chairman of the Board

As provided in the Company’s Corporate Governance Policies, the Board has elected to separate the duties of the Chairman of the Board and the Chief Executive Officer. On an annual basis, the non-management and independent Board members will appoint one non-management and independent Board member to serve as Chairman. The Chairman, currently Mr. Sloane, has the following roles and responsibilities:

•	preside over meetings of the Board and executive sessions of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer;

•	together with the Chief Executive Officer, and with input from the non-management and independent Board members, prepare the Board’s agenda;

•	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer to report or raise matters;

•	call executive sessions of the Board or of the non-management and independent Board members;

•	serve as a “sounding board” to the Chief Executive Officer;

•	take the lead in assuring that the Board carries out its responsibilities; and

•

consult with the Chairman of the Compensation and Management Development Committee (“Compensation Committee”) to provide performance feedback and compensation information to the Chief Executive Officer.

Executive Sessions of the Board of Directors

The non-management members of the Board of Directors meet regularly without management present. As provided in the Company’s Corporate Governance Policies, the Board has designated Mr. Sloane as the Chairman of the Board, and Mr. Sloane presides over each meeting of the non-management and independent Board members.

Director Attendance at Board Meetings and Annual Meeting

During 2008, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

The Company has no formal policy with regard to Board members’ attendance at annual meetings. This Annual Meeting is the first shareholders meeting since the Company’s spin-off from The Brink’s Company (“BCO”), our former parent company, on October 31, 2008 (the “Spin-Off”) and the Board’s adoption of the Company’s Corporate Governance Policies.

Board Independence

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board shall apply the following standards:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, CEO or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, CEO or other executive officer will not count toward the $120,000 limitation.

3.	A director is not independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm personally works on the Company’s audit; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board of Directors of the Company has affirmatively determined that all of the members of the Board of Directors, except Mr. Allen, are independent under the listing standards of the New York Stock Exchange and the categorical standards described above.

Committees of the Board

Audit and Finance Committee

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents” in this proxy statement and at http://www.investors.brinkshomesecurity.com under the “Corporate Governance” tab. The Audit Committee, among other things, oversees the integrity of regular financial reports and other financial information we provide to the Securities and Exchange Commission (the “SEC”) or the public, recommends the selection of an independent registered public accounting firm by shareholders at our annual meeting, confers with our independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with our appropriate financial personnel and internal auditors regarding our internal controls, practices and procedures. The Audit Committee currently consists of Mr. Lawrence J. Mosner, as Chairman, and Messrs. Brinzo, Gilliland and Wetzel. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board of Directors has identified Mr. Mosner as an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and has accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met two times during 2008.

Procedures for Pre-Approval of Audit and Non-Audit Services. The Audit Committee has adopted procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services will be reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

Procedures for Review and Approval of Related Person Transactions. The Company has also adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee will review each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was our director, nominee for director or executive officer during our preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than 5% of our outstanding Common Stock (or an immediate family member of such owner).

Compensation and Management Development Committee

The Compensation Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents” in this proxy statement and at http://www.investors.brinkshomesecurity.com under the “Corporate Governance” tab. The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer and each of the other named executive officers. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation”. The Compensation Committee currently consists of Mr. Brinzo, as Chairman, and Messrs. Gilliland, Mosner and Sloane. The Board of Directors has examined the composition of the Compensation Committee and has found that its members meet both the independence requirements set forth in the listing standards of the New York Stock Exchange and the requirements of the Compensation Committee charter. The members of the Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met two times during 2008.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (a) has ever been employed by the Company, as an officer or otherwise, or (b) has or had any relationship with the Company in 2008 requiring disclosure required by Item 404 of Regulation S-K. In addition, during 2008, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity that has one or more executive officers who served on our Compensation Committee.

Corporate Governance and Nominating Committee

The Governance Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents” in this proxy statement and at http://www.investors.brinkshomesecurity.com under the “Corporate Governance” tab. The Governance Committee oversees the policies and guidelines concerning the governance of the Company and recommends to our Board of Directors nominees for election as directors and as senior executive officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to our Board of Directors for renomination. The Governance Committee currently consists of Mr. Wetzel, as Chairman and Messrs. Mosner and Sloane. The Board of Directors has examined the composition of the Governance Committee and found that its members meet the independence requirements set forth in the listing standards of the New York Stock Exchange and the requirements of the Governance Committee charter. The Governance Committee met two times during 2008.

Recommendation of Director Compensation. It is the responsibility of the Governance Committee to recommend to the Board of Directors any changes in compensation of our directors. Our Board of Directors makes the final determination with respect to director compensation. The Governance Committee will consider whether directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

The Governance Committee will review the compensation of our directors annually. The initial compensation plan for the Board of Directors was established by the Board prior to the Spin-Off, based on the recommendations of the Board of BCO in accordance with the practices of BCO.

For a discussion of the elements of the compensation of the Board, see “Director Compensation”.

Director Nominating Process. The Company’s Corporate Governance Policies contain information concerning the responsibilities of the Governance Committee with respect to identifying and evaluating director candidates. Both the Governance Committee Charter and the Corporate Governance Policies are available as described under “Other Information—Availability of Documents”.

The Governance Committee’s charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals”.

The Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies.

The Governance Committee employs several methods for identifying and evaluating director nominees. The Governance Committee periodically assesses whether any vacancies on the Board of Directors are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Governance Committee considers possible director candidates. The Governance Committee may also use professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

Prior to the date of this proxy statement, the Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting Common Stock.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board of Directors. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail c/o “Chairman” at the Company’s Irving, Texas address. All such correspondence is provided to the Chairman of the Board and distributed, as and when appropriate, to the other directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of the Company’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2008, its officers, directors and greater-than-10% beneficial owners timely filed all required reports with the exception of the inadvertent late filing of a Form 4 report on November 17, 2008 by Mr. Allen, President and Chief Executive Officer of the Company and a Director, to report a purchase of 31 shares of Common Stock on November 4, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The primary objectives of our executive compensation program are to attract, retain, motivate, and develop high-potential executives with the ultimate objective of increasing shareholder value. Consistent with that objective, our executive compensation program includes both annual incentive and stock based-compensation that rewards performance as measured against the achievement of short- and long-term goals designed to align executives’ interest with those of our shareholders. Throughout this Compensation Discussion and Analysis, the Company is sometimes referred to as “we”, “us” or “our”.

Process for Setting Executive Compensation

Our first, partial fiscal year has just completed since the Spin-Off. All of our compensation practices that were in place during 2008 were established by our former parent company before the Spin-Off. For 2009, we have retained Towers Perrin to initiate a review and cash assessment of our executive compensation program, including total compensation and individual pay components (e.g., base salary, bonuses, deferred compensation, and equity compensation) of each of the executive officers named in the Summary Compensation Table (the “named executive officers”). Towers Perrin has been directed to identify a peer group of publicly traded companies, provide comparative data with respect to these peer companies, and provide recommendations regarding our overall compensation program and the named executive officers’ pay levels.

The Compensation Committee approves or recommends to the Board for approval all compensation decisions for the named executive officers, including the grant of equity awards. The Compensation Committee annually reviews our executive compensation and benefits strategy, programs and policies, including the total compensation of each of our named executive officers. Our internal human resources department presents topical issues for discussion and education, including various compensation reports, as well as specific recommendations for review. These reports include the value of compensation paid, such as base salary, annual and long-term incentive compensation, competitive pay practice, and benefits.

Factors Considered in Determining Executive Compensation

For 2008, Towers Perrin selected a peer group for us that consisted of the 105 companies in Towers Perrin’s “services industry” database. The Company positions were compared to similar positions within divisions of such companies, rather than positions at the corporate levels of such companies, because the Company was a division of BCO. Data were adjusted to reflect the Company’s revenues (approximately $500 million). The peer group data contained in the market comparisons were based on 2007 information as updated by Towers Perrin through July 2008. A complete list of the peer group companies is set forth below. However, Towers Perrin did not provide BCO with data regarding the individual companies or divisions of companies in the peer group, only with the aggregate data of the peer group and, to the extent that peer group data was used in setting compensation of our named executive officers in 2008, it was such aggregate data that was used.

BCO’s Compensation Committee generally structured the compensation program of our named executive officers so that their targeted compensation was at or beneath the market median for similar positions at similar companies, with data adjusted to account for differences in revenues, included in the market comparison studies conducted by Towers Perrin (the “peer group”).

Peer Group Companies

Accenture Ltd.

adidas America

Alcatel-Lucent

Alcatel USA, Inc.

American Airlines, Inc.

American Water Works Company, Inc.

AOL LLC

Ann Taylor Stores Corporation

APL Limited

ARAMARK Corporation

AT&T Inc.

Automatic Data Processing, Inc.

Avaya Inc.

BellSouth

Best Buy Co., Inc.

Big Lots, Inc.

Booz Allen Hamilton Inc.

Brinker International, Inc.

Burlington Northern Santa Fe Corporation

Cardinal Health, Inc.

CB Richard Ellis Group, Inc.

CDI Corporation

Cendant Corporation

Charter Communications, Inc.

Cincinnati Bell, Inc.

Clear Channel Communications, Inc.

The Cleveland Clinic Foundation

Comair

Convergys Corporation

Corporate Express US, Inc.

Crown Castle International Corp.

CSX Corporation, Inc.

Cushman & Wakefield Inc.

Denny’s, Inc.

Discovery Communications Inc.

eBay Inc.

Equifax Inc.

Equity Office Management, L.L.C.

Experian Group Limited

Gap Inc.

Gartner, Inc.

The GEO Group, Inc.

G&K Services, Inc.

Haemonetics Corp.

Hawaiian Telecom, Inc.

Home Box Office, Inc.

Health Net, Inc.

Hilton Hospitality, Inc.

HNTB Companies

Houghton Mifflin Company

IAC/Interactive Corp.

IMS Health Incorporated

InterContinental Hotels Group

J.C. Penney Company, Inc.

The Joint Commission

JSJ Corporation

Lincoln Center for the Performing
Arts, Inc.

Macy’s Inc.

Marriott International, Inc.

The McGraw-Hill Companies

Medco Health Solutions, Inc.

Media General, Inc.

Meredith Corporation

Merrill

Motorola, Inc.

NCS Pearson, Inc.

Norfolk Southern Corp.

Nortel Networks

Parsons Corporation

ProQuest LLC

QUALCOMM Incorporated

Quest Diagnostics Incorporated

Qwest Communications International Inc.

Robert Half International

Safety-Kleen Holdco Inc.

Safeway Inc.

7-Eleven, Inc.

Shriners Hospitals for Children

Sirius Satellite Radio Inc.

Sony Ericsson Mobile
Communications AB

The Sports Authority, Inc.

Sprint Nextel Corporation

The Standard Register Company

Staples, Inc.

Starwood Hotels & Resorts Worldwide, Inc.

Target Corporation

Telephone and Data Systems, Inc.

Time Warner Inc.

Time Warner Cable Inc.

T-Mobile USA, Inc.

Union Pacific Corporation

Unisource Worldwide, Inc.

United Parcel Service of America, Inc.

United States Cellular Corporation

United Stationers Inc.

United Water Resources Inc.

US Investigations Services, Inc.

Valassis Communications, Inc.

Verizon Communications Inc.

Verizon Wireless

Viacom Inc.

The Walt Disney Company

Waste Management, Inc.

Yahoo! Inc.

Yum! Brands Inc.

Performance Results

It is our policy to provide our executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance.

Impact and Mix of Cash and Non-Cash Compensation

The Compensation Committee considers both the cost and the motivational value of the various components of compensation. Prior to the Spin-Off, the compensation of our executives—base salary and annual bonuses—

was delivered in cash, but long-term incentive compensation included a combination of long-term cash incentives and stock-based compensation. For 2009, the Compensation Committee believes that the long-term incentive component of our executives’ compensation is best delivered in the form of equity. This provides long-term financial rewards to our executives that are more directly linked to increases in company value and stock price over the long term, therefore aligning our executives’ interests with the economic interests of our shareholders.

Amount of Accumulated or Prior Year’s Compensation

An executive’s annual compensation, including long-term incentives, should reflect his or her current and expected future performance and the executive’s contribution to the Company’s current and expected future performance.

Market Competitiveness

The Compensation Committee periodically reviews and relies upon competitive market information and reports on executive compensation practices from Towers Perrin regarding competitive pay levels and compensation structures. In setting compensation levels for our named executive officers and other executives, the Compensation Committee aims to provide target short-term and long-term compensation that is competitive with our peer group. Individual short-term and long-term compensation may be more or less competitive when warranted by individual or corporate performance.

Our executive compensation policies are applied in the same manner to all of our named executive officers, taking into account the relative responsibilities, performance and authority of each named executive officer. The differences in amounts of compensation for each named executive officer reflect the significant differences in the scope of responsibilities and authority attributed to their respective positions and individual performance.

Executive Compensation Program Components

Our executive compensation program for our named executive officers has consisted of the following elements.

•	base salary

•	annual bonus awards

•	long-term incentive compensation

•	deferred compensation

•	benefits and perquisites

•	executive change-in-control agreements

We believe the compensation packages established by our former parent for 2008 were allocated between base salary and non-base salary, including benefits and incentive based awards, in a manner that was competitive within the marketplace and industry and appropriate to fulfill our stated compensation policies.

Base Salary

We believe that competitive levels of cash compensation, together with equity and other incentive programs, are necessary for the motivation and retention of our executive officers. Base salaries provide executives with a predictable level of income and help achieve the objectives outlined above by attracting and retaining strong talent. We review and, if required, adjust base salaries for our named executive officers on an annual basis. During its review of base salaries for executive officers, the Compensation Committee primarily considers market data provided by our outside consultants, internal review of the executive officer’s compensation, and individual performance of the executive officer. Our named executive officers’ 2008 base salaries are shown in the Summary Compensation Table.

Annual Bonus Awards

The Key Employees Incentive Plan (the “KEIP”) was designed to provide short-term financial incentives for executives because we believe their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The KEIP provided an opportunity for our named executive officers to earn additional annual cash compensation based upon the following three performance factors:

•	the named executive officer’s individual performance;

•	the results achieved by the named executive officer’s unit or department; and

•	the results achieved by the Company, including revenue and operating profit levels, cash flow, safety and security results and other quantitative and non-quantitative measurements.

2008 Target Award Opportunities. The target incentive, as established by our former parent company, is expressed as a percent of the participant’s annual base salary as of the end of the year and is designed to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and the named executive officer’s unit or department.

The following table shows the 2008 KEIP targets for the named executive officers.

Name	2008 KEIP Target (% of Base Salary)	2008 KEIP Target Award
Robert B. Allen	60%	$230,400
Stephen C. Yevich	35%	$86,100
Steven E. Neace	35%	$79,450
Carole L. Vanyo	30%	$60,600
Dwayne R. Sigler	30%	$70,500

Actual payments under the KEIP could have ranged from 0% to 200% of each named executive officer’s target incentive award based on the results of the performance factors described above, applied and considered at the discretion of the CEO, with review and approval of the Compensation Committee.

2008 Payouts. For purposes of awarding actual payments under the KEIP in 2008 for each of the named executive officers, the Compensation Committee generally reviewed target payouts that gave individual performance a weight factor of 50%, and each of unit or department and Company performance a weight factor of 25%. The KEIP payment to each named executive officer for 2008 is reported in the Summary Compensation Table under the “Bonus” column.

In determining actual 2008 KEIP bonuses, the Compensation Committee reviewed the recommendations of the CEO, who gave significant weight to the achievement in 2008 of (1) overall Company results, including 2008 revenues of $532.3 million, an increase of 9.9% compared with 2007 revenues, and 2008 operating profit of $131.4 million (without reduction for allocations of certain general and administrative expenses and certain brand licensing royalty expenses), an increase of 15.1% compared with 2007 operating profit adjusted in the same manner, (2) unit and department results that met performance expectations, including reduced employee turnover and award-winning customer service levels, and (3) individual performance results, such as service level performance, sales and operating efficiencies, and customer retention. In addition to the payment of an annual bonus under the KEIP, the Compensation Committee may provide an additional discretionary payout, as recommended by the CEO, outside the KEIP if an executive’s performance significantly exceeds his or her individual goals.

Long-Term Incentive Compensation

The Compensation Committee has established long-term incentive compensation opportunities (The Management Performance Improvement Plan (the “MPIP”) and the 2008 Equity Incentive Plan) to motivate executives to achieve long-term goals designed to create sustainable shareholder value and reward them to the extent they achieve such goals. The amount of long-term incentive compensation opportunities actually awarded to each of our named executive officers is dependent on several factors including:

•	the current compensation of the executive;

•	retention issues and concerns;

•	the importance of the individual’s position;

•	peer group long-term incentive amounts; and

•	the median total compensation for companies in the peer group.

Management Performance Improvement Plan. The MPIP is a legacy incentive compensation plan based on a plan adopted by BCO, which is designed to promote the financial interests of the Company and its shareholders by linking the long-term financial incentives of executives to improvement in our financial performance. The MPIP provides for cash-based awards to be earned based on performance against established metrics over succeeding three-year performance periods, and there have historically been three overlapping measurement periods in effect under the MPIP at any one time. In 2009, the Compensation Committee reviewed the Company’s long-term incentive programs and elected to phase out use of the MPIP, commencing with the 2009 fiscal year, in favor of equity-based awards under the 2008 Equity Incentive Plan. As a result, there are currently only two outstanding measurement periods under the MPIP, and the last of the remaining three-year measurement periods will be completed in 2010. The Compensation Committee will continue to administer the MPIP during this phase-out period by establishing goals and measuring performance annually until the last measurement period is concluded.

The following historical description of the MPIP should therefore be read in the contest of the Compensation Committee’s decision to phase-out the MPIP by the end of 2010:

At the beginning of each three-year performance measurement period, the Compensation Committee sets award targets tied to initial performance goals for executives. The initial performance goals serve as the minimum performance goals for the full three-year performance measurement period. At the beginning of each fiscal year after the initial year in the applicable three-year performance measurement period, the Compensation Committee reviews the actual annual results against the performance goals established for the immediately preceding year. Based on this review, the Compensation Committee, in its sole discretion, may increase (but not reduce) the performance goals for the next year in the three-year performance measurement period. Cash awards to the executives at the end of the three-year measurement period range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established performance goals.

Awards under the MPIP are earned at the end of the three-year performance measurement period. Because the Compensation Committee annually sets initial performance goals for executives, including our named executive officers, at the beginning of each three-year performance measurement period and reviews performance goals established for the immediately preceding year in the previously established three-year performance measurement periods, the adoption of the initial performance goals, to the extent that they are more difficult to attain than the performance measures for previously established three-year performance measurement periods, effectively raises the performance goals used in evaluating the previously established three-year performance measurement periods.

We believe that the three-year performance measurement period provides an appropriate incentive to our named executive officers to focus on our long-term goals and performance. We also believe that the annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out-of-the-ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change-in-control (as defined in the MPIP). In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a prorated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the prorated amount that would be payable under the preceding sentence. In the event of a change-in-control, performance awards are deemed to be earned at 150% of the specified target dollar amount applicable to the performance award and are paid as soon as practicable following the earlier of the participant’s termination of employment after the change-in-control or the end of the performance measurement period during which the change-in-control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period for the award provided that the performance measures are met. Under the deferred compensation program, participants may elect to defer the receipt of this payment.

Because the MPIP is designed to be a tax qualified plan under Code Section 162(m), payouts are determined solely by actual quantifiable performance against the preset numerical goals. The Compensation Committee does not have the discretion to adjust payouts for our named executive officers based on subjective assessments.

For the three-year performance measurement period beginning in 2008, the Compensation Committee established the initial performance goals for our named executive officers based on increases in revenue, operating profit and economic value added (“EVA”). The following table summarizes the initial performance goals for the three-year performance measurement period beginning in 2008 and the relative weighting given to each of the performance goals.

Performance Improvement Goals, Weighting and Initial Improvement Goals

Improvement Goal	Weighting	Initial Improvement Goal (in millions)
Revenue	20%	$54.6
Operating Profit(1)	50%	$13.2
EVA	30%	$1.0

(1)	Without reduction for allocations of general and administrative expenses and certain brand licensing royalty expenses.

The specific goals and initial performance goals selected by the Compensation Committee for the three-year measurement period beginning in 2008 were selected because they represent the financial growth drivers that the Compensation Committee believed would lead to the achievement of increased shareholder value.

Target performance award amounts for the 2008-2010 performance measurement period for each named executive officer are set forth in the Grants of Plan-Based Awards Table.

The adoption of the performance award targets for the three-year performance measurement period also effectively amended the measures used in evaluating the three-year performance measurement periods ending in 2008 and 2009.

Target performance award amounts for the 2006-2008 performance measurement period for each named executive officer were the same as those set forth for such named executive officer in the Grants of Plan-Based Awards Table for the 2008-2010 performance measurement period, as shown in the table below.

Name	2006-2008 MPIP Target Amount
Robert B. Allen	$200,000
Stephen C. Yevich	100,000
Steven E. Neace	100,000
Carole L. Vanyo	100,000
Dwayne R. Sigler	75,000

The following table summarizes the performance goals for the 2006-2008 performance measurement period, the actual results achieved for such period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals and the final percentages of the target award amounts earned.

	Three-Year Improvement Goal (in millions)	Actual Result (% of Three-Year Improvement Goal Attained)	Unweighted % of Target Award Amount Earned	Weighting	Final % of Target Award Amount Earned
Revenue	$157.6	89.0%	44.8%	20%	9.0%
Operating Profit(1)	33.7	124.0%	200.0%	50%	100.0%
EVA	2.5	128.0%	200.0%	30%	60.0%

					169.0%

(1)	Without reduction for allocations of general and administrative expenses and certain brand licensing royalty expenses.

The unweighted percentages of the target award amounts earned were determined from the actual results using the following table, with results in between the listed amounts converted proportionately to the listed amounts.

% of Three-Year Improvement Goal Attained	% of Target Award Amount Earned
120% or more	200%
100%	100%
90%	50%
80% or less	0%

The cash bonuses earned by our named executive officers under the MPIP for the three-year performance measurement period that ended on December 31, 2008, are shown in the Summary Compensation Table. Such bonuses were paid in 2009.

2008 Equity Incentive Plan. The Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan (the “2008 Equity Plan”) is designed to provide an additional incentive for the officers and employees who are key to our success. The Compensation Committee administers the 2008 Equity Plan, is authorized to select key employees to participate in the 2008 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, other stock-based awards or any combination thereof.

Under the 2008 Equity Plan, the number of shares of Company common stock available for issuance is 1,000,000 shares, subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2008 Equity Plan. During any calendar year, no participant may receive awards under the 2008 Equity Plan relating to more than 200,000 shares of common stock, subject to adjustment as noted above.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award, may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2008 Equity Plan, determinations of the fair market value of shares of Company common stock are based on the average of the high and low quoted sales price on the grant date.

The duration of options granted under the 2008 Equity Plan, which may be incentive stock options, which afford certain favorable tax treatment for the holder, or nonqualified stock options, is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options. The Compensation Committee also determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options held by the holder remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options held by the holder fully vest at the time of the holder’s death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. In the event of a change-in-control, all outstanding options fully vest and become exercisable.

The Compensation Committee uses the 2008 Equity Incentive Plan to deliver our long-term incentive compensation program, and believes stock options are an effective way to link an executive’s compensation to the performance of the Company. Awards under the 2008 Equity Incentive Plan are intended to encourage each of the participants to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of our shareholders. The Compensation Committee determines the number of stock options to be granted to each of our named executive officers based on several factors as outlined in our overall long-term incentive compensation philosophy.

Prior to 2009, the annual award of stock options was granted on the day approved by the Compensation Committee, typically at its July meeting. The annual option awards have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. Employees benefit from stock option grants only to the extent the stock price of Company common stock appreciates above the exercise price of the stock options. In addition, because of the vesting requirements, the Compensation Committee believes that providing its executives compensation in the form of stock options promotes retention while encouraging executives to take a longer-term view in their decisions impacting the Company.

For 2009, the Compensation Committee approved the annual equity award be granted as approved at its meeting each February following the release of full-year earnings. The annual award of stock options have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. To encourage executive retention and long-term focus, each option award vests 100% on the third anniversary of the grant date.

We may periodically grant supplemental equity awards to executive officers. These grants may be made to attract new executives or as a retention device for current executives. Stock option grants outside of the annual award process also have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. In December 2008, we granted 40,000 stock options to Mr. Allen, 20,000 to Mr. Yevich, and 15,000 to Ms. Vanyo and Messrs. Neace and Sigler, in recognition of their past contributions, their importance to our future success, and our new status as an independent public company. This special one-time award vests in full on the third anniversary of the grant date.

Deferred Compensation

The Brink’s Home Security Holdings Key Employees’ Deferred Compensation Program is an unfunded plan that provides deferred compensation for a select group of executives, including our named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his or her cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his or her base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, up to 5% of his or her salary and KEIP payment and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the IRS Code, and;

•	up to 100% of his or her cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (125% of the first 5% of salary and KEIP deferrals less amounts deferred into the 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including matching contributions, are converted on the first business day of the month following the month in which the deferral was made into common stock units that represent an equivalent number of shares of Company common stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Company common stock as reported on the New York Stock Exchange Composite Transaction Tape for each trading day during the month immediately preceding the crediting of such units.

Amounts deferred related to KEIP are converted into units based on the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred relative to MPIP awards are converted into units based on the average market price for the month preceding the month in which the MPIP awards are paid.

Account balances of Company executives in The Brink’s Company Key Employees’ Deferred Compensation Program were transferred to the Brink’s Home Security Holdings Key Employees’ Deferred Compensation Program and converted into units representing shares of Company common stock, using a conversion ratio that preserved the value of the units based on the respective prices of our common stock and BCO’s common stock on the distribution date.

Distributions—General. The deferred compensation program provides for distributions of one share of Company common stock for each common stock unit in a participant’s account in a lump-sum distribution made six months after termination of employment. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination with respect to deferrals. Cash is paid in lieu of the issuance of fractional shares.

Distributions—Termination Upon Death, Retirement, Disability or Change-in-Control. Upon the termination of participation as a result of death, normal or early retirement under BCO’s pension plan, total and permanent disability or termination for any reason within three years following a change-in-control, distributions are made under the deferred compensation program six months after termination of employment in the manner previously described.

Distributions—Termination Other Than Upon Death, Retirement, Disability or Change-in-Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant six months after termination of employment in the manner previously described. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months that the participant participated in the deferred compensation program as follows.

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months but less than 60 months	75%
60 months or more	100%

Benefits and Perquisites

Our named executive officers are eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and matching charitable gifts program, on the same basis as any other U.S. employees of the Company. The Company provides limited additional benefits to its executives. The benefits and perquisites provided for our named executive officers include participation in the plans or arrangements listed below.

Executive Life Insurance Plan. The Company provides additional life insurance benefits to certain named executive officers as set forth in the footnotes under the Summary Compensation Table below, with life insurance benefits. All premiums paid by the Company are fully taxable to the participant. The life insurance policies are owned by the individual executives.

Executive Salary Continuation Plan. Our named executive officers participate in the Brink’s Home Security Holdings, Inc. Executive Salary Continuation Plan, which, in the event a participant dies for any reason while employed by the Company, his or her designated beneficiary will receive a death benefit equal to three times the participant’s annual salary in effect on the first of the year coincident with or immediately preceding the date of death. Such benefit is paid out over a 10-year period following the executive’s death.

Executive Physicals. The Company provides for annual physicals for certain executives.

Long-Term Disability Plan. Our named executive officers participate along with other executives of the Company in a long term disability program. In the event that the executive is totally incapacitated, he or she would receive 60% of his or her current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security full retirement age.

Executive Change-In-Control Agreements

Prior to the Spin-Off, the Company entered into Change-in-Control Agreements with our named executive officers. We believe that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change-in-control of the Company is under consideration, our executives will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of the change-in-control. The change-in-control agreements include an expiration date and so-called double triggers, which mean that additional compensation and benefits become available to the named executive officers under the agreements only if the change-in-control is followed by a termination of employment by the Company without cause or a termination of employment by the executive for good reason (which includes certain adverse employment developments).

Additional information regarding the terms of the Change-in-Control Employment Agreements with the named executive officers, including estimates of the amounts payable under such agreements assuming termination of employment as of December 31, 2008, is set forth under the heading “Potential Payments Upon Termination or Change-of-Control” below.

Policy on Stock Trading

We have in place a pre-clearance process for trades in Brink’s Home Security Holdings, Inc. securities which all executive officers must follow.

Section 162(m) Compliance

We generally seek to grant stock options and establish performance goals under our bonus and long-term incentive compensation plans in a manner that qualifies as “performance-based” under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John S. Brinzo,

Chairman

Michael S. Gilliland

Lawrence J. Mosner

Carl S. Sloane

COMPENSATION TABLES

Summary Compensation Table

The following table presents information with respect to the total compensation of the President and Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company for the year ended December 31, 2008.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Robert B. Allen	2008	$378,519	$275,000	$0	$935,146	$338,000	$30,870	$107,648	$2,065,183
President and Chief Executive Officer	2007	363,885	259,800		473,934	265,000	0	121,302	1,483,921
	2006	350,981	240,000		154,078	303,600	1,849	108,563	1,159,071

Stephen C. Yevich	2008	236,000	117,000	0	155,425	169,000	17,386	57,667	752,478
Senior Vice President and Chief Financial Officer	2007	227,346	109,900		139,864	132,500	0	58,435	668,045
	2006	218,346	100,000		107,468	151,800	0	51,037	628,651

Steven E. Neace	2008	225,846	71,000	0	149,328	169,000	25,991	51,894	693,059
Senior Vice President, Field Operations	2007	215,962	95,900		136,294	132,500	0	52,731	633,387
	2006	206,962	85,000		76,759	121,440	0	47,218	537,379

Carole L. Vanyo	2008	192,000	72,000	0	149,328	169,000	10,541	43,736	636,605
Senior Vice President, Customer Operations	2007	184,308	92,900		130,507	132,500	0	42,820	583,035
	2006	176,308	70,000		65,851	121,440	0	40,707	474,306

Dwayne R. Sigler	2008	232,634	60,000	0	89,548	126,750	13,116	52,178	574,226
Senior Vice President, Marketing	2007	228,058	58,675		65,847	99,375	0	54,805	506,760
	2006	223,154	61,000		24,579	75,900	0	56,470	441,103

(1)	Represents salaries before employee contributions under Brink’s Home Security Holdings, Inc. 401(k) Plan and employee deferrals of salary under the deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2008, including earnings on amounts deferred, see “—Nonqualified Deferred Compensation.”

(2)	For 2008 and 2006, represents cash incentive amounts earned by the named executive officer under the KEIP (paid in 2009 and 2007, respectively). For 2007, represents the following cash incentive amounts earned by the named executive officers under the KEIP (paid in 2008) and the following special cash bonuses paid to the named executive officers:

Bonus Award Table

Name	KEIP Bonuses	Special Bonuses
Robert B. Allen	$210,000	$49,800
Stephen C. Yevich	85,000	24,900
Steven E. Neace	71,000	24,900
Carole L. Vanyo	68,000	24,900
Dwayne R. Sigler	40,000	18,675

For each year reported, a participant was permitted to defer up to 100% of the cash incentive amount earned by him or her under the KEIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program, including earnings on amounts deferred, see “—Nonqualified Deferred Compensation.”

(3)	Amounts reported reflect the dollar amount required to be recognized as an expense, excluding any effect on the valuation of the awards converted from BCO common stock to Company common stock, for financial statement reporting purposes in 2008 for stock option awards granted prior to the Spin-Off in and prior to 2008 and stock option awards granted after the Spin-Off in 2008 calculated in accordance with FAS 123R. We refer you to the discussion of the assumptions used in such valuation in Notes 1 and 11 to the Consolidated Financial Statements in our 2008 Form 10-K. The fair value of the respective awards at the time of grant is reported under “Grant Date Fair Value of stock and Option awards” in the Grants of Plan-Based Awards Table.

(4)	For 2008, represents cash incentive amounts earned under the MPIP for the three-year measurement period ended 2008 (paid in 2009) before deferrals under the deferred compensation program. A participant was permitted to defer up to 100% of the cash incentive amount earned by him or her under the MPIP.

For 2007, represents cash incentive amounts earned under the MPIP for the three-year measurement period ended 2007 (paid in 2008) before deferrals under the deferred compensation program. A participant was permitted to defer up to 100% of the cash incentive amount earned by him or her under the MPIP.

For 2006, represents cash incentive amounts earned under the MPIP for the three-year measurement period ended 2006 (paid in 2007) before deferrals under the deferred compensation program. A participant was permitted to defer up to 100% of the cash incentive amount earned by him or her under the MPIP.

(5)	Since the earning of benefits under the BCO pension plans for all employees was frozen as of December 31, 2005, this column includes the change during the years ended December 31, 2006, 2007, and 2008 in the net present value of the named executive officers’ pension payouts. The following are in the net present values of the pension payouts in 2006, 2007 and 2008, including discount rate changes: Mr. Allen—$1,849, ($2,331), and $30,870; Mr. Yevich—($447), ($2,655), and $17,386; Mr. Neace—($3,490), ($7,022), and $25,991; Ms. Vanyo—($3,779), ($5,119), and $10,541; and Mr. Sigler—($337), ($2,003), and $13,116. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, BCO has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 5.75% discount rate for the measurement date of December 31, 2006 , a 6.4% discount rate for the measurement date of December 31, 2007, and a 6.2% discount rate for the measurement date of December 31, 2008; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis.

For any year a named executive officer had a decrease in value for his or her pension and deferred compensation, a $0 amount is reflected in the table.

(6)	Includes the following items and amounts for each of the named executive officers:

All Other Compensation Table

Name	Year	Executive Life Insurance Premiums	Salary Continuation Plan Life Insurance Premiums	401(k)/ Deferred Compensation Matching Contributions	Executive Physical	Financial Planning	Personal and Spousal Travel and Entertainment	Total

Robert B. Allen	2008	$5,436	$3,909	$95,634	$0	$0	$2,669	$107,648
	2007	4,942	3,909	98,131	2,562	9,380	2,378	121,302
	2006	4,494	3,909	91,160	0	9,000	0	108,563

Stephen C. Yevich	2008	2,990	2,522	52,155	0	0	0	57,667
	2007	2,718	2,522	53,195	0	0	0	58,435
	2006	2,471	2,522	46,044	0	0	0	51,037

Steven E. Neace	2008	0	2,212	48,238	0	0	1,444	51,894
	2007	0	2,212	48,907	0	0	1,612	52,731
	2006	0	2,212	45,006	0	0	0	47,218

Carole L. Vanyo	2008	0	1,494	42,242	0	0	0	43,736
	2007	0	1,494	41,326	0	0	0	42,820
	2006	0	1,494	39,213	0	0	0	40,707

Dwayne R. Sigler	2008	3,165	2,642	44,303	2,068	0	0	52,178
	2007	2,877	2,642	46,973	2,313	0	0	54,805
	2006	2,616	2,642	51,212	0	0	0	56,470

Grants of Plan-Based Awards

Name	Original Grant Date	Spin-Off Grant Conversion Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/Share)(2)	Closing Market Price on Grant Conversion Date	Grant Date Fair Value of Stock and Option Awards(3)
			Plan	Threshold ($)	Target ($)	Maximum ($)
Robert B. Allen			MPIP	$0	$200,000	$400,000
	7/13/2006	10/31/2008						78,029	$24.72	$21.75	$571,444
	7/12/2007	10/31/2008						78,029	28.59	21.75	511,299
	7/10/2008	10/31/2008						78,029	28.78	21.75	456,916
	12/2/2008							40,000	19.06	18.58	229,600

Stephen C. Yevich			MPIP	0	100,000	200,000
	7/8/2004	10/31/2008						22,294	14.66	21.75	87,509
	7/7/2005	10/31/2008						22,294	16.06	21.75	110,278
	7/13/2006	10/31/2008						22,294	24.72	21.75	163,269
	7/12/2007	10/31/2008						22,294	28.59	21.75	146,085
	7/10/2008	10/31/2008						22,294	28.78	21.75	130,547
	12/2/2008							20,000	19.06	18.58	114,800

Steven E. Neace			MPIP	0	100,000	200,000
	7/8/2004	10/31/2008						2,971	14.66	21.75	13,580
	7/7/2005	10/31/2008						14,861	16.06	21.75	78,490
	7/13/2006	10/31/2008						22,294	24.72	21.75	163,269
	7/12/2007	10/31/2008						22,294	28.59	21.75	146,085
	7/10/2008	10/31/2008						22,294	28.78	21.75	130,547
	12/2/2008							15,000	19.06	18.58	86,100

Carole L. Vanyo			MPIP	0	100,000	200,000
	7/7/2005	10/31/2008						12,261	16.06	21.75	65,521
	7/13/2006	10/31/2008						22,294	24.72	21.75	163,269
	7/12/2007	10/31/2008						22,294	28.59	21.75	146,085
	7/10/2008	10/31/2008						22,294	28.78	21.75	130,547
	12/2/2008							15,000	19.06	18.58	86,100

Dwayne R. Sigler			MPIP	0	75,000	150,000
	7/13/2006	10/31/2008						13,376	24.72	21.75	97,958
	7/12/2007	10/31/2008						13,376	28.59	21.75	87,648
	7/10/2008	10/31/2008						13,376	28.78	21.75	78,325
	12/2/2008							15,000	19.06	18.58	86,100

(1)	Amounts shown represent the threshold, target and maximum awards that could be earned by the named executive officer under the MPIP for the 2008-2010 Performance Period as measured by the performance improvement goals of revenue (20% weight), operating profit (50% weight), and EVA (30% weight).

(2)	For the grants on 10/31/2008, the Spin-Off date, the amount shown represents the number of options and the exercise price as converted from BCO common stock to Company common stock using the conversion formula specified in the Employee Matters Agreement.

(3)	Represents the grant date fair value computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004),”Share-Based Payment”, based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average expected volatility of 33.7% for the Company’s common stock; (b) a weighted average risk-free rate of return of 1.36%; and (c) a weighted average expected term of 4.5 years, as permitted under SEC SAB 110 for newly public companies. For a full description of the assumptions used by the Company in computing these amounts, see Notes 1 and 11 to the Company’s financial statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2008. The expense recorded for these awards is included under “Option Awards” in the Summary Compensation Table. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value over the option exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised stock options for the named executive officers outstanding as of December 31, 2008. There were no other equity awards such as stock appreciation rights or similar instruments or unvested stock (including restricted stock, performance stock or other similar instruments) for the named executive officers outstanding as of December 31, 2008.

Outstanding Equity Awards Table

Name	Original Grant Date	Spin-Off Grant Conversion Date	Option Awards
			Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Robert B. Allen	7/13/2006	10/31/2008	52,020	26,009	$24.72	7/13/2012
	7/12/2007	10/31/2008	26,010	52,019	28.59	7/12/2013
	7/10/2008	10/31/2008	0	78,029	28.78	7/10/2014
	12/2/2008		0	40,000	19.06	12/2/2014

Stephen C. Yevich	7/8/2004	10/31/2008	22,294	0	14.66	7/08/2010
	7/7/2005	10/31/2008	22,294	0	16.06	7/07/2011
	7/13/2006	10/31/2008	14,863	7,431	24.72	7/13/2012
	7/12/2007	10/31/2008	7,432	14,862	28.59	7/12/2013
	7/10/2008	10/31/2008	0	22,294	28.78	7/10/2014
	12/2/2008		0	20,000	19.06	12/2/2014

Steven E. Neace	7/8/2004	10/31/2008	2,971	0	14.66	7/08/2010
	7/7/2005	10/31/2008	14,861	0	16.06	7/07/2011
	7/13/2006	10/31/2008	14,863	7,431	24.72	7/13/2012
	7/12/2007	10/31/2008	7,432	14,862	28.59	7/12/2013
	7/10/2008	10/31/2008	0	22,294	28.78	7/10/2014
	12/2/2008		0	15,000	19.06	12/2/2014

Carole L. Vanyo	7/7/2005	10/31/2008	12,261	0	16.06	7/07/2011
	7/13/2006	10/31/2008	14,863	7,431	24.72	7/13/2012
	7/12/2007	10/31/2008	7,432	14,862	28.59	7/12/2013
	7/10/2008	10/31/2008	0	22,294	28.78	7/10/2014
	12/2/2008		0	15,000	19.06	12/2/2014

Dwayne R. Sigler	7/13/2006	10/31/2008	8,918	4,458	24.72	7/13/2012
	7/12/2007	10/31/2008	4,459	8,917	28.59	7/12/2013
	7/10/2008	10/31/2008	0	13,376	28.78	7/10/2014
	12/2/2008		0	15,000	19.06	12/2/2014

(1)	All of these options have become exercisable or will become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the grant date, except for the options granted on December 2, 2008 which will become exercisable in full on the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of BCO stock options for the named executive officers during the year ended December 31, 2008. There were no other exercises of BCO or Company options, stock appreciation rights or similar instruments or vesting of stock (including restricted stock, performance stock or other similar instruments) for the named executive officers during the year ended December 31, 2008.

Option Exercise Table

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert B. Allen	23,333	$799,795
Stephen C. Yevich	0	0
Steven E. Neace	2,000	82,185
Carole L. Vanyo	0	0
Dwayne R. Sigler	5,333	159,622

Pension Benefits

The Company does not have a pension plan or accrue pension benefits for its management employees, including the named executive officers. Prior to our Spin-Off, our named executive officers participated in pension plans maintained by BCO, our former parent. BCO provides retirement benefits to U.S. non-union employees who worked for BCO or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the IRS Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the IRS Code) under which BCO makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2008.

The following table presents information as of December 31, 2008 concerning each defined benefit plan of BCO that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert B. Allen	Pension-Retirement Plan	6.513	$120,076
	Equalization Plan		216,537

Stephen C. Yevich	Pension-Retirement Plan	7.950	129,017
	Equalization Plan		53,768

Steven E. Neace	Pension-Retirement Plan	15.469	206,078
	Equalization Plan		53,260

Carole L. Vanyo	Pension-Retirement Plan	7.950	91,606
	Equalization Plan		7,616

Dwayne R. Sigler	Pension-Retirement Plan	5.878	95,391
	Equalization Plan		42,499

For purposes of computing the present value of the accrued benefit payable to the named executive officers, BCO has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 6.2% discount rate for the measurement date of December 31, 2008; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. These are the same assumptions as are used to value BCO’s pension obligations in its financial statements as of December 31, 2008. In addition, BCO has assumed each named executive officer will attain the age of 65; longevity is determined using the RP-2010 Combined Healthy White Collar mortality tables.

Non-Qualified Deferred Compensation

The Key Employees’ Deferred Compensation Program provides executive officers and other eligible employees the ability to defer receipt of up to 50% of base salary, 100% of any annual KEIP or MPIP awards and amounts that are prevented from being contributed to the Company’s 401(k) plan (up to 5% of his or her salary and KEIP payment) as a result of IRS limitations. The Company matches 100% of the first 10% of salary deferred and 100% of the first 10% of the gross amount of any KEIP award deferred by the participant. The Company also matches 125% of supplemental savings, the same match that is provided on 401(k) plan contributions. There is no company match on MPIP deferrals. Amounts deferred under the deferred compensation program are converted into common stock units that represent an equivalent number of shares of Company common stock.

Account balances of Brink’s Home Security executives in The Brink’s Company Key Employees’ Deferred Compensation Program were transferred to the Brink’s Home Security Holdings, Inc. Key Employees’ Deferred Compensation Program and converted into units representing shares of Company common stock, using a conversion ratio that preserved the value of the units based on the respective prices of our common stock and BCO common stock on the distribution date.

The following table presents information concerning the Key Employees’ Deferred Compensation Program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals and company matching contributions credited to the participants’ accounts during 2008 under the rules governing the deferred compensation program. Since deferrals, along with any matching contributions, related to the KEIP and the MPIP are settled in the year after they are earned, these amounts differ from those reflected in the Summary Compensation Table, which are based on amounts earned in 2008 but paid in 2009.

Non-Qualified Deferred Compensation Table

Name	Years of Participation	FY Beginning Balance ($)	Executive & Company Contributions in Last FY(1) ($)	Distributions(2) ($)	Earnings in Last FY ($)	FY Ending Balance ($)	Common Stock Unit Balance at FYE
Robert B. Allen	10	$2,875,752	$149,037	$(3,098,097)	$205,825	$132,517	6,045
Stephen C. Yevich	9	925,385	98,989	(996,936)	60,765	88,203	4,024
Steven E. Neace	8	822,925	81,954	(886,559)	54,220	72,539	3,309
Carole L. Vanyo	8	791,157	191,939	(852,319)	25,167	155,944	7,114
Dwayne R. Sigler	9	2,361,159	124,928	(2,543,700)	168,377	110,764	5,053

(1)	The following table sets forth the amount of salary and cash incentive awards deferred in 2008 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Company common stock credited to his or her account.

Employee Deferred Contributions Table

Name	Salary Deferred ($)	Incentive Compensation Deferred(a) ($)	Total ($)	Common Stock Units
Robert B. Allen	$51,778	$21,000	$72,778	2,712
Stephen C. Yevich	52,173	8,500	60,673	2,306
Steven E. Neace	45,169	7,100	52,269	1,966
Carole L. Vanyo	22,506	139,300	161,806	5,722
Dwayne R. Sigler	69,790	27,875	97,665	3,628

(a)	Includes any KEIP awards earned in 2007 and deferred in 2008; and/or any MPIP awards earned for the period 2005-2007 and deferred in 2008.

The following table sets forth the amount of company matching contributions made in 2008 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Company common stock credited to his or her account.

Company Matching Deferred Contributions Table

Name	Salary Matching Contribution ($)	Incentive Plan Matching Contribution(a) ($)	Supplemental Savings Plan Matching Contribution ($)	Total ($)	Common Stock Units
Robert B. Allen	$37,852	$21,000	$17,407	$76,259	2,847
Stephen C. Yevich	23,600	8,500	6,216	38,316	1,462
Steven E. Neace	22,585	7,100	0	29,685	1,106
Carole L. Vanyo	19,200	6,800	4,133	30,133	1,156
Dwayne R. Sigler	23,263	4,000	0	27,263	1,023

(a)	Includes company matching contributions on any KEIP awards earned in 2007 and deferred in 2008. MPIP awards are not eligible for a company match.

(2)	Includes a one-time distribution allowed by BCO, our former parent company, in February 2008. Distribution occurred in the form of BCO common stock. Any undistributed portion of a participant’s account remained credited to his or her account under the program.

Potential Payments Upon Termination Or Change In Control

This section describes the payments that would have been made to each named executive officer under various termination of employment circumstances, or upon a change in control of the Company on December 31, 2008. We have entered into change-in-control agreements with the named executive officers for the payment of amounts and vesting of equity-based awards in connection with a termination of their employment upon specified events following a change in control. This section does not address deferred compensation benefits, since such benefits are described above under “Nonqualified Deferred Compensation.” This section also does not address life insurance benefits under the Executive Life Insurance Plan, except in the case of disability (as explained below), since the company has no obligation to named executive officers under such plan other than to make the insurance premium payments described above.

Change-of-Control Employment Agreements

Pursuant to these Change-in-Control Agreements, in the event of the occurrence of a “change in control” of the Company, the executive’s employment will be continued for a period of one year. If during the employment period the executive’s employment is terminated by the company other than for “cause” or by the executive for “good reason,” he or she would receive his or her unpaid salary through the date of termination, a prorated annual bonus based on the number of days employed in the calendar year through the date of termination, payment for any accrued and unused vacation, and a lump sum payment equal to one times the sum of his or her final annual base salary. Additionally, the executive would receive medical and dental benefits (including family) through the end of the employment period and reasonable outplacement services at the Company’s expense.

For purposes of the Change-in-Control Agreements, “change in control” has the same meaning as in the 2008 Equity Plan described below. “Good Reason” means: (i) the assignment of any duties inconsistent with the executive’s position, duties or responsibilities prior to the change in control; (ii) requiring the executive to be based at a location more than 25 miles from his principal work location preceding the change of control; (iii) failure of the company to require, by agreement, the assumption of agreement; or (iv) any breach by the company of the agreement. “Cause” means: (i) an act or acts of dishonesty on the executive’s part which are intended to result in the executive’s substantial personal enrichment at the expense of the Company or (ii) repeated material violations by the executive of the executive’s obligations, as defined by the agreement, which are demonstrably willful and deliberate on the executive’s part and which have not been cured by the executive within a reasonable time after written notice to the executive specifying the nature of such violations.

Stock Options

In the event of a change-in-control of the Company, all unvested options held by the named executive officers under the 2008 Equity Plan would immediately vest.

For purposes of the 2008 Equity Plan, a change-in-control generally means the occurrence of any of the following events:

•

when (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•

when any “person”, other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner”, directly or indirectly, of more than 20% of the Total Voting Power; or

•

at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Separately, if a named executive officer’s employment had terminated due to retirement or due to disability, all unvested options held by the named executive officer would become exercisable on the dates they would have otherwise become exercisable had the officer’s employment not terminated.

In the event of the death of a named executive officer, all unvested options held by such officer would immediately vest and become exercisable.

MPIP

In the event of a change-in-control of the Company (as defined as in the 2008 Equity Plan), all outstanding MPIP awards are deemed to be earned at 150% of the specified target dollar amount.

If an executive officer’s employment terminates due to retirement, death or disability, the earned amount of all outstanding MPIP awards would be prorated based on the actual performance of the Company in the applicable performance measurement periods. In the tables below, the values shown are calculated based on actual performance for the three-year performance measurement period ending December 31, 2008 and assuming target performance for the three-year performance measurement periods ending December 31, 2009 and 2010.

Short-Term Disability Plan and Long-Term Disability Plan

In the event that a named executive officer became totally incapacitated, he or she would receive short-term disability benefits for the first six months during the disability period, in the amount of 100% of his or her current annual salary. Thereafter, he or she would receive long-term disability benefits in the amount of 60% of his or her current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments continue (as long as the executive were totally disabled) until the executive reaches the social security full retirement age. The disability benefits shown in the table below reflect the net present value of both benefit payments discounted at 6%.

Executive Salary Continuation Plan

In the event a named executive officer’s death, his or her beneficiary would be paid a death benefit equal to three times the officer’s annual salary in effect on January 1, 2008. Such benefit would be paid out in equal installments over a ten-year period following the executive’s death. The Executive Salary Continuation Plan benefits shown in the table below under “Death” reflect the net present value of the payments, discounted at 5.5%.

During any period of disability of a named executive officer, the Company would continue to pay Executive Salary Continuation Plan premiums. The Executive Salary Continuation Plan benefits shown in the table below under “Disability” reflect the net present value of the premiums, discounted at 6%.

Executive Life Insurance Plan

During any period of disability of a named executive officer, the Company would continue to pay Executive Life Insurance Plan premiums for the officer. The Executive Life Insurance Plan premiums shown in the table below under “Disability” reflect the net present value of the premiums, discounted at 6%.

Potential Payments upon Termination or Change In Control Tables

The following table sets forth the payments required to be made to each named executive officer in connection with the termination of their employment upon specified events assuming a $21.92 per share price for our common stock (closing price on December 31, 2008). The amounts shown assume that the termination was effective December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts paid out can only be determined at the time of such executive’s separation from the company.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination (non Change in Control)	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Death	Disability
Base Salary
Robert B. Allen	$0	$0	$0	$0	$384,000	$0	$0
Stephen C. Yevich	0	0	0	0	246,000	0	0
Steven E. Neace	0	0	0	0	227,000	0	0
Carole L. Vanyo	0	0	0	0	202,000	0	0
Dwayne R. Sigler	0	0	0	0	235,000	0	0

Annual Bonus
Robert B. Allen	$0	$0	$0	$0	275,000	0	0
Stephen C. Yevich	0	0	0	0	117,000	0	0
Steven E. Neace	0	0	0	0	85,000	0	0
Carole L. Vanyo	0	0	0	0	72,000	0	0
Dwayne R. Sigler	0	0	0	0	61,000	0	0

Stock Options
Robert B. Allen	0	114,400	0	0	114,400	114,400	114,400
Stephen C. Yevich	0	57,200	0	0	57,200	57,200	57,200
Steven E. Neace	0	42,900	0	0	42,900	42,900	42,900
Carole L. Vanyo	0	42,900	0	0	42,900	42,900	42,900
Dwayne R. Sigler	0	42,900	0	0	42,900	42,900	42,900

LTI-Cash (MPIP)
Robert B. Allen	0	538,000	0	0	938,000	538,000	538,000
Stephen C. Yevich	0	269,000	0	0	469,000	269,000	269,000
Steven E. Neace	0	269,000	0	0	469,000	269,000	269,000
Carole L. Vanyo	0	269,000	0	0	469,000	269,000	269,000
Dwayne R. Sigler	0	201,750	0	0	351,750	201,750	201,750

Health/Welfare, Executive Life Insurance, Executive Salary Continuation, Disability Benefits
Robert B. Allen	0	0	0	0	12,869	1,049,289	3,143,692
Stephen C. Yevich	0	0	0	0	4,076	671,090	3,045,417
Steven E. Neace	0	0	0	0	12,869	617,062	3,336,062
Carole L. Vanyo	0	0	0	0	12,869	545,972	3,547,067
Dwayne R. Sigler	0	0	0	0	12,869	659,716	2,439,739

Tax Gross-Up
Robert B. Allen	0	0	0	0	0	0	0
Stephen C. Yevich	0	0	0	0	0	0	0
Steven E. Neace	0	0	0	0	0	0	0
Carole L. Vanyo	0	0	0	0	0	0	0
Dwayne R. Sigler	0	0	0	0	0	0	0

Total
Robert B. Allen	0	652,400	0	0	1,724,269	1,701,689	3,796,092
Stephen C. Yevich	0	326,200	0	0	893,276	997,290	3,371,617
Steven E. Neace	0	311,900	0	0	836,769	928,962	3,647,962
Carole L. Vanyo	0	311,900	0	0	798,769	857,872	3,858,967
Dwayne R. Sigler	0	244,650	0	0	703,519	904,366	2,684,389

DIRECTOR COMPENSATION

Director Compensation Program

Prior to the Spin-Off, the Board approved the director compensation program discussed below, which became effective immediately after the Spin-Off (with the exception of the Chairman’s retainer, which was approved by the Board in November 2008).

Annual Cash Compensation.

Non-employee directors receive an annual cash retainer of $40,000, a fee of $1,500 for each meeting of the board of directors attended and a fee of $1,000 for each committee meeting attended. An additional annual retainer of $125,000 is paid to the independent Chairman of the Board. Additional retainers of $10,000, $7,500 and $5,000 are paid to the chairs of the Audit Committee, the Compensation Committee and the Governance Committee, respectively. Director retainers are paid quarterly and meeting fees are paid after each meeting. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with their service.

Annual Equity-Based Compensation.

Non-employee directors receive an annual equity award equal to $90,000 based on the average of the high and low trading prices of our common stock on the date of grant. The award vests on the first anniversary of the grant date. Non-employee directors are also eligible to receive an annual allocation of stock units equal to 50% of his or her annual retainer. See “Director’s Stock Accumulation Plan” below.

One-Time Equity-Based Compensation.

Messrs. Brinzo, Mosner, Sloane and Wetzel received a one-time award of deferred stock units in replacement of forfeited BCO deferred stock units held by each director at the time of the Spin-Off with the same terms and vesting conditions, using a conversion formula similar to that used for the conversion of BCO stock options into Company stock options.

Additionally, on November 14, 2008, Messrs. Brinzo, Gilliland, Mosner, Sloane and Wetzel received a one-time award of restricted stock units valued at $100,000 as an initial inducement to serve on the Board, as compensation for 2008 services and Board formation activities, and to provide a significant equity stake in the Company at the start of Board service. The actual number of units granted was based on the ten-day average of the averages of high and low trading prices of our common stock for each of the first ten trading days after the Spin-Off. These units of restricted stock vest on the first anniversary of the grant date.

Benefits and Perquisites.

We do not provide retirement benefits, perquisites or other benefits to non-employee directors.

The following table sets forth the compensation paid to non-employee directors in 2008. The cash amounts reported represent compensation for 2008 as paid, on a pro-rated basis, beginning at the Spin-Off, or for directors appointed thereafter, also on a pro-rated basis.

Non-Employee Director Summary Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total
John S. Brinzo	$14,917	$167,125	$0	$0	$0	$182,042
Michael S. Gilliland	10,667	92,084	0	0	0	102,751
Lawrence J. Mosner	17,333	167,125	0	0	0	184,458
Carl S. Sloane	34,500	167,125	0	0	0	201,625
Carroll R. Wetzel, Jr.	14,500	167,125	0	0	0	181,625

(1)	Amounts reported include prorated fourth quarter annual retainer fees paid in 2009, 2008 meeting fees, and any fees deferred under the Plan for Deferral of Directors’ Fees.

(2)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FAS 123R. We refer you to the discussion of the assumptions used in such valuation in Notes 1 and 11 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”). During 2008, each director was granted the following stock awards: Mr. Brinzo—2,646 deferred stock units with a fair value of $75,041 and 5,848 restricted stock units with a fair value of $92,084; Mr. Gilliland—5,848 restricted stock units with a fair value of $92,084; Mr. Mosner—2,646 deferred stock units with a fair value of $75,041 and 5,848 restricted stock units with a fair value of $92,084; Mr. Sloane—2,646 deferred stock units with a fair value of $75,041 and 5,848 restricted stock units with a fair value of $92,084; and Mr. Wetzel—2,646 deferred stock units with a fair value of $75,041 and 5,848 restricted stock units with a fair value of $92,084.

(3)	The following table presents information concerning the number of outstanding, unexercised stock options for the named directors as of December 31, 2008. Options received on 10/31/2008 were converted from BCO common stock to Company common stock using the conversion formula specified in the Employee Matters Agreement.

Outstanding Equity Awards Table

Name	Original Grant Date	Spin-off Grant Conversion Date	Option Awards
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Vesting Date	Option Expiration Date
John S. Brinzo	7/1/2005	10/31/2008	5,611	0	$16.21	—	7/1/2015
	7/3/2006	10/31/2008	8,917	0	25.36	—	7/3/2016
	7/1/2007	10/31/2008	8,917	0	27.81		7/1/2017

Lawrence J. Mosner	7/3/2006	10/31/2008	8,917	0	25.36	—	7/3/2016
	7/1/2007	10/31/2008	8,917	0	27.81	—	7/1/2017

Carl S. Sloane	7/3/2006	10/31/2008	8,917	0	25.36	—	7/3/2016
	7/1/2007	10/31/2008	8,917	0	27.81	—	7/1/2017

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees to future years. Compensation that is deferred earns interest, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. A director’s deferred account balance is distributed in a lump-sum payment or, at the director’s election, in up to 10 annual installments which may begin before or after a director ceases to be a member of the Board, as permitted by the plan.

The following table sets forth the aggregate balance for each participating director under the Plan for Deferral of Directors’ Fees as of December 31, 2008:

Director Deferral Balance Table

Name	Aggregate Deferral Balance
John S. Brinzo	$0
Michael S. Gilliland	0
Lawrence J. Mosner	9,054
Carl S. Sloane	0
Carroll R. Wetzel, Jr.	0

Directors’ Stock Accumulation Plan

Under the terms of the Directors’ Stock Accumulation Plan (the “DSAP”), each non-employee director receives an allocation of DSAP units equal to 50% of his or her annual retainer on June 1 of each year. The number of units allocated is determined by dividing the average of the high and low trading price of Company common stock on the first trading date in June as reported on the New York Stock Exchange Composite Transaction Tape. DSAP units vest one year from their grant date, or, if earlier, upon the director’s termination of service or upon a change in control as defined in the plan. Upon termination of service, a director’s account is distributed in shares of Company common stock equal to the director’s final balance of DSAP units. A director’s deferred account balance is distributed in a lump-sum payment or, at the director’s election, in up to 10 annual installments.

Non-Employee Directors’ Equity Plan

The Non-Employee Directors’ Equity Plan provides for the grant of equity awards, including options, stock appreciation rights, restricted stock, “other stock based awards” or any combination thereof, to our non-employee directors. The Board has sole discretion to determine the number or amount of any awards to be awarded to any participant. All outstanding equity awards will vest, become fully exercisable without restriction and will be settled upon a change in control as defined in the plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based in part on information furnished by each director and executive officer named in the Summary Compensation Table, the number of shares of Common Stock beneficially owned by them on March 6, 2009 was as shown in the following table, The “Percentage of Class” was calculated based on 45,769,171 shares of Common Stock outstanding as of March 6, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities held except as indicated and subject to applicable community property laws. To our knowledge and except as otherwise noted, the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Robert B. Allen	115,061	(a)(b)	*
John S. Brinzo	29,293	(b)	*
Michael S. Gilliland	5,848		*
Lawrence J. Mosner	23,682	(b)	*
Carl S. Sloane	35,548	(b)	*
Carroll R. Wetzel, Jr.	5,848		*
John S. Davis	0		*
Shawn L. Lucht	13,431	(b)	*
Steven E. Neace	42,627	(b)	*
Stacey V. Rapier	14,475	(a)(b)	*
Dwayne R. Sigler	40,478	(b)	*
Robert D. Trotter	20,234	(b)	*
Carole L. Vanyo	37,556	(b)	*
Stephen C. Yevich	84,500	(b)	*
All officers and directors as a group	468,581	(b)	1.02%

*	Less than 1%

(a)	Indicates that Common Stock will be jointly held by named individual and another person.

(b)	Includes shares of Common Stock which could be acquired within 60 days after March 6, 2009, upon the exercise of options granted pursuant to the Company’s stock option plans, as set forth below.

Mr. Allen	78,030
Mr. Brinzo	23,445
Mr. Mosner	17,834
Mr. Sloane	17,834
Mr. Lucht	11,518
Mr. Neace	40,127
Ms. Rapier	13,375
Mr. Sigler	13,377
Mr. Trotter	17,834
Ms. Vanyo	34,556
Mr. Yevich	66,883
All officers and directors as a group	334,813

The following table sets forth the only persons known to the Company to be deemed beneficial owners of more than five percent of the outstanding Common Stock as of the dates set forth in the footnotes to the table:

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
FMR LLC Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	3,339,477	(a)	7.3%

(a)	Based solely on Schedule 13G, dated February 13, 2009, filed with the SEC on February 17, 2009 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, Chairman of FMR LLC (“Johnson”), FMR LLC will have sole voting power over 374,355 shares of Common Stock, shared voting power over no shares of Common Stock, sole dispositive power over 3,339,477 shares of Common Stock and shared dispositive power over no shares of Common Stock and Johnson will have sole voting power over no shares of Common Stock, shared voting power over no shares of Common Stock, sole dispositive power over 3,339,477 shares of Common Stock and shared dispositive power over no shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with BCO

Following the Spin-Off, the Company and BCO began operating independently, and the Company does not own any equity interest in BCO and believes that BCO does not own any equity interest in the Company. In order to govern certain of the ongoing relationships between the Company and BCO after the Spin-Off and to provide mechanisms for an orderly transition, the Company and BCO entered into certain agreements pursuant to which the Company obtained certain services and rights from BCO, the Company and BCO entered into certain non-compete and non-solicitation arrangements, and the Company and BCO agreed to indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements the Company entered into with BCO.

Separation and Distribution Agreement

The Company entered into a Separation and Distribution Agreement with BCO before the distribution of our shares of Common Stock to BCO’s shareholders. The Separation and Distribution Agreement sets forth our agreements with BCO regarding the principal transactions that were necessary to separate the Company from BCO. It also sets forth other agreements that govern certain aspects of our relationship with BCO following the Spin-Off.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary to separate the Company from BCO and ensure that the Company and BCO retained the assets of, and the liabilities associated with, its business. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between the Company and BCO.

The Separation and Distribution Agreement describes certain actions related to the separation of the Company and BCO, which occurred prior to the distribution and included the following (the following actions, collectively, the “Internal Transactions”):

•	the series of intercompany transactions that were undertaken to transfer the outstanding capital stock of Brink’s Home Security, Inc. to the Company in a tax-free manner;

•

the transfer by Brink’s Home Security, Inc. of all the outstanding capital stock of Brink’s Guarding Services, Inc., our subsidiary that is the licensee under the existing brand license agreement with Brink’s Network, Incorporated and the sublicensor for the existing third party brand license agreement with Hampton Products International, Corp., to BCO;

•	the contribution by BCO to the Company of $50 million in cash; and

•	the settlement or forgiveness of intercompany payables and receivables among the Company and its subsidiaries, on the one hand, and BCO and its subsidiaries, on the other hand.

Except for certain existing arms’-length service contracts entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between the Company and the its subsidiaries and other affiliates, on the one hand, and BCO and its subsidiaries and other affiliates, on the other hand, terminated as of the distribution date.

In general, neither party made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that were required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis.

The Distribution. The Separation and Distribution Agreement also governs the rights and obligations of the parties regarding the distribution. Prior to the distribution, the Company distributed to BCO as a stock dividend a sufficient number of shares of our Common Stock to enable BCO to effect the distribution. BCO caused its agent to distribute all the issued and outstanding shares of our Common Stock to BCO’s shareholders who held BCO shares as of the applicable record date.

Additionally, the Separation and Distribution Agreement provides that the distribution was subject to several conditions that had to be satisfied or waived by BCO in its sole discretion.

Termination. The Separation and Distribution Agreement provides that it could have been terminated by BCO at any time prior to the distribution date.

Release of Claims. The Company and BCO agreed to broad pre-closing releases pursuant to which each party released the other party and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.

Indemnification. The Company agreed to indemnify BCO and its affiliates and their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, against liabilities relating to, arising out of or resulting from:

•

The Company’s or any of its subsidiaries’ or affiliates’ businesses, including the failure to pay, perform or otherwise promptly discharge any of our or our subsidiaries’ or affiliates’ liabilities relating to, arising out of or resulting from such businesses, whether prior to or after the distribution date;

•	any breach by the Company or its affiliates of the Separation and Distribution Agreement or any of the ancillary agreements contemplated by the Separation and Distribution Agreement; and

•

the failure of the Company or any of its subsidiaries to make any required payments to third-party insurance carriers pursuant to certain insurance arrangements between the Company and BCO that continued after the distribution related to workers’ compensation, auto liability and general liability.

BCO agreed to indemnify the Company and its affiliates and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, against liabilities relating to, arising out of or resulting from:

•

BCO’s or any of its subsidiaries’ or affiliates’ businesses, including the failure to pay, perform or otherwise promptly discharge any of its or its subsidiaries’ or affiliates’ liabilities relating to, arising out of or resulting from such businesses, whether prior to or after the distribution date;

•	any breach by BCO or its affiliates of the Separation and Distribution Agreement or any of the ancillary agreements contemplated by the Separation and Distribution Agreement; and

•

the discontinued coal operations of BCO or any of its subsidiaries (including the entities comprising the Pittston Coal Group), including obligations of the Company or any of the Company’s subsidiaries or affiliates in our or its capacity as a “related party” pursuant to the Coal Industry Retiree Health Benefit Act of 1992, including the obligation to pay premiums to the United Mine Workers of America Combined Benefit Fund and the obligation to provide health care benefits for certain retired United Mine Workers of America miners.

Any liabilities relating to, arising out of or resulting from any third party claim against the Company, BCO or any of their subsidiaries in connection with the Spin-Off and any costs of defending any such claim will be shared equally by the Company and BCO, and the Company and BCO agreed to indemnify each other to that effect. The amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Exchange of Information. The Separation and Distribution Agreement provides that the parties will exchange certain information reasonably required to comply with reporting, filing, audit, litigation, tax, regulatory and other obligations. In addition, the parties will use reasonable best efforts to retain information in accordance with BCO’s retention policies as in effect on the distribution date. Subject to certain exceptions, each party and its affiliates and their respective directors, officers, employees and advisors are required to keep confidential all information concerning the other party and its affiliates obtained prior to the separation or pursuant to the Separation and Distribution Agreement or any other ancillary agreement.

Further Assurances. The Company and BCO agreed to use reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements related thereto.

Brand Licensing Agreement

The Company entered into a Brand Licensing Agreement with a subsidiary of BCO, pursuant to which the Company licenses the rights to use certain trademarks, including trademarks that contain the word “Brink’s”, in the United States, Canada and Puerto Rico. In exchange for these rights, the Company must pay a licensing fee equal to 1.25% of our net revenues. The license will expire on the third anniversary of the date of the Spin-Off, subject to earlier termination upon the occurrence of certain events.

Transition Services Agreement

The Company entered into a Transition Services Agreement with BCO pursuant to which BCO will provide certain specified services to the Company on an interim basis. The specified services include services in the following: tax, legal, accounting, treasury, investor relations, insurance and risk management, health and welfare plans, pension/401(k) and compensation. The services will be paid for by the Company as calculated in the Transition Services Agreement.

Tax Matters Agreement

The Company entered into a Tax Matters Agreement with BCO that governs the respective rights, responsibilities and obligations of BCO and the Company after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Under the Tax Matters Agreement, the Company has agreed to indemnify BCO and its affiliates against tax liabilities attributable to the Company and resulting from audit adjustments for taxable periods during which the Company was a member of the BCO consolidated group. As a former subsidiary of BCO, the Company has joint and several liability with BCO to the IRS for the consolidated federal income taxes of the BCO group relating to the taxable periods ending on or prior to the Spin-Off. Although the Company will continue to be jointly and severally liable with BCO for this liability following the Spin-Off under the Tax Matters Agreement, BCO has agreed to indemnify the Company for amounts relating to this liability to the extent not attributable to our liabilities. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off, together with certain related transactions, is not tax-free. The Tax Matters Agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions that may maximize the value of our business and may discourage or delay a change of control that you may consider favorable. Though valid as between the parties, the Tax Matters Agreement will not be binding on the IRS.

Non-Compete Agreement

The Company entered into a Non-Compete Agreement with BCO, which will expire on the fifth anniversary of the distribution date, pursuant to which BCO agreed not to compete with the Company in the United States, Canada and Puerto Rico with respect to certain restricted activities specified in the Non-Compete Agreement in which the Company currently is, or currently is planning to be, engaged.

Subject to certain exceptions, during the term of the Non-Compete Agreement, BCO and its subsidiaries will not, and will not actively assist any other person to, directly or indirectly, participate in, engage in or carry on such restricted activities or own, operate, control, share any revenues of or have any profit or other debt or equity interest in any business that is engaged, directly or indirectly, in such restricted activities in the United States, Canada or Puerto Rico. Furthermore, during the term of the Non-Compete Agreement, neither BCO nor any of its subsidiaries will enter into any new agreement to license any of the trademarks licensed by the Company pursuant to the Brand Licensing Agreement, including “Brink’s Home Security” or any other trademark using the word “Brink’s” or any derivation thereof, to any person (other than to the Company or any of our subsidiaries) for use in any such restricted activities in the United States, Canada and Puerto Rico.

During the period beginning on the distribution date and ending on the second anniversary of the distribution date, neither the Company nor BCO or any subsidiary of the Company or BCO will solicit, recruit or hire any employee of the other party or any of its subsidiaries or encourage any such employee to leave his employment, except for general solicitations of or advertisements for employment and the solicitation of any such employee whose employment has been involuntarily terminated by the other party or any of its subsidiaries.

Employee Matters Agreement

The Company entered into an Employee Matters Agreement with BCO that sets forth the agreements of BCO and the Company as to certain employee compensation and benefit matters. Under the terms of the Employee Matters Agreement, except as otherwise specifically provided in the Employee Matters Agreement, the Company retained all assets and liabilities arising out of employee compensation and benefits programs sponsored or maintained by the Company immediately prior to the distribution, and BCO retained all assets and liabilities arising out of employee compensation and benefits programs sponsored or maintained by BCO immediately prior to the distribution. Except as expressly provided in the Employee Matters Agreement, our employees immediately ceased active participation in BCO’s benefit plans and the Company provided an appropriate level of compensation and benefits to our employees under one or more newly adopted benefit plans and arrangements.

Stock Options. Any stock option granted under any of BCO’s equity incentive plans held by our employees, our former employees or BCO directors who became Company directors in connection with the distribution (“Transferring Directors”) were converted into an option to acquire, on the same terms and conditions as were applicable under such BCO stock option, Company Common Stock, pursuant to a conversion formula intended to preserve the intrinsic value of the option. Pursuant to the conversion formula, each BCO stock option was converted into a stock option to acquire the number of shares of Company Common Stock determined by multiplying (i) the number of shares of BCO common stock subject to such BCO stock option immediately prior to the distribution by (ii) the Option Ratio (as defined below). The exercise price per share of each converted Company stock option is equal to the exercise price for each share of BCO common stock otherwise purchasable pursuant to the corresponding BCO stock option divided by the Option Ratio, and rounded up to the nearest whole cent. The Option Ratio is a fraction, the numerator of which was the closing price per share of BCO common stock on the NYSE Composite Transactions Tape trading with “due bills” (i.e., trading at a price that includes the right to receive the dividend of the Company’s Common Stock, and therefore that reflects the combined value of the two companies) on the distribution date and the denominator of which was the closing price per share of the Company’s Common Stock on the NYSE Composite Transactions Tape trading on a “when issued” basis (i.e., trading at a price that represents the value of the Company Common Stock as an independent company) on the distribution date. Effective immediately upon the distribution, the Company assumed the converted stock options and all liabilities related thereto under one or more new equity incentive plans of the Company.

Deferred Stock Units. Any deferred stock units granted under any of BCO’s equity incentive plans held by Transferring Directors were forfeited and replaced with a new deferred stock unit award with respect to the number of shares of Company Common Stock determined by multiplying (i) the number of shares of BCO common stock subject to such BCO deferred stock unit immediately prior to the distribution by (ii) the Option Ratio. Each Company deferred stock unit award has the same terms and conditions as were applicable under the corresponding BCO deferred stock unit award. Following the distribution, the Company granted the Company deferred stock units under one or more new equity incentive plans of the Company.

U.S. Retirement and Deferred Compensation Plans. BCO retained all assets and liabilities arising out of or relating to the qualified and non-qualified BCO defined benefit pension plans, and will make all required payments under such plans to our current or former employees. For purposes of the vesting provisions of the BCO plans, our employees will continue to be treated as employees of BCO while employed by the Company following the distribution.

The Company adopted a 401(k) plan for our employees. BCO has transferred to the Company’s 401(k) plan an amount equal to the account balances of our employees and former employees in The Brink’s Company 401(k) Plan. Each of our employees has been credited with all service accrued with BCO prior to such transfer for all purposes under the Company’s 401(k) plan.

BCO retained all assets and liabilities arising out of or relating to The Brink’s Company Directors’ Stock Accumulation Plan and The Brink’s Company Plan for Deferral of Directors’ Fees, and will make all required payments to all participants in such plans.

The Company adopted a deferred compensation plan (the “BHS Key Employees’ Deferred Compensation Program”) that became effective immediately upon the distribution and provides benefits to our employees and former employees previously participating in The Brink’s Company Key Employees’ Deferred Compensation Program. Each of our employees and former employees has been credited with all service accrued with BCO prior to the distribution for purposes of the vesting provisions of the BHS Key Employees’ Deferred Compensation Program. Following the distribution, all cash amounts deferred by our employees in The Brink’s Company Key Employees’ Deferred Compensation Program not previously converted into units were converted into units. The Company assumed and is solely responsible for all benefits of our employees and former employees under The Brink’s Company Key Employees’ Deferred Compensation Program with respect to all units standing to the credit of the accounts of such employees and former employees (“Converted Units”), and the Converted Units were debited from such accounts. The Company established an account under the BHS Key Employees’ Deferred Compensation Program for each such employee and former employee and has credited a number of units to the account of each such employee and former employee determined by multiplying the number of Converted Units previously in such employee or former employee’s account in The Brink’s Company Key Employees’ Deferred Compensation Program by the Option Ratio. BCO has no further liability with respect to any benefits assumed by the Company and the Company has agreed to indemnify BCO from and against any claims made by our employees or former employees or their dependents or beneficiaries with respect to such benefits.

Cash Incentive Plans. The Company has adopted the BHS Management Performance Improvement Plan and Key Employees Incentive Plan, which became effective immediately upon the distribution and assumes all liabilities with respect to our employees and former employees under the corresponding BCO plans for the performance periods commencing prior to and ending following the distribution date, and will continue those performance periods.

U.S. Welfare Benefits, Severance Plan and Other Matters. The Company has established welfare benefit plans that provide an appropriate level of life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for the Company’s employees employed in the United States that are comparable to the benefits provided under the corresponding BCO welfare benefit plans. The Company retained responsibility for all claims for welfare benefits incurred by such employees prior to, from and after the distribution.

The Company retained all liabilities and obligations to our employees and their eligible dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and applicable state law.

The Company has established a cafeteria plan qualifying under Section 125 of the Internal Revenue Code that has accepted a spin-off of our employees’ flexible spending reimbursement accounts from the BCO cafeteria plan.

The Company has established a severance plan that provides benefits substantially the same as those available under the BCO severance plan.

Canada Benefit Plans. Brink’s Home Security Canada Limited (“BHS Canada”) has frozen and has wound-up all defined benefit and defined contribution benefit entitlements with respect to the employees and former employees of BHS Canada who are participating in the Retirement Plan for Brink’s Group Companies in Canada. BHS Canada has provided a defined contribution or individual account arrangement for its employees.

The Company has established employee group benefit plans that provide an appropriate level of life insurance, health care, dental care, accidental death and dismemberment insurance and other employee group benefits for our employees in Canada that are comparable to the benefits provided under the corresponding BCO employee benefit plans. The Company retained responsibility for all claims for welfare benefits incurred by such employees prior to, from and after the distribution.

Miscellaneous. No current or former directors, officers, employees or independent contractors of BCO or the Company are third party beneficiaries of the Employee Matters Agreement. No provision of the Employee Matters Agreement constitutes a limitation on the rights of the respective companies to amend, modify or terminate any benefit plans or arrangements, and nothing in the Employee Matters Agreement is an amendment to any such plan or arrangement. No provision of the Employee Matters Agreement requires the companies to continue the employment of any of their respective employees for any specific period of time following the distribution.

FEES PAID TO PRINCIPAL ACCOUNTANT

The following table lists fees billed by KPMG for the years ended December 31, 2007 and 2008.

	2008	2007
	(in thousands)
Audit Fees	$517.5	439.7
Audit-Related Fees	—	—
Tax Fees(1)	15.6	28.1
All Other Fees	—	—

Total Fees(2)	$533.1	467.8

(1)	Tax fees relate to tax services provided to Brink’s Home Security Canada Limited.

(2)	Audit and tax fees relate to services performed prior to the Spin-Off and were billed to and paid by BCO. BCO allocated the expense attributed to the audit and tax services provided to Brink’s Home Security, Inc. Total fees represent such allocated expenses.

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above, including assistance with applications for grants and incentives.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG, LLP is compatible with maintaining their independence.

REPORT OF AUDIT COMMITTEE

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 regarding communication by external auditors with those charged with governance; and

•

Received the written disclosures and the letter from KPMG regarding KPMG’s independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Lawrence J. Mosner,

Chairman

John S. Brinzo

Michael S. Gilliland

Carroll R. Wetzel, Jr.

OTHER INFORMATION

Shareholder Proposals

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board of Directors for consideration should write to the Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2010 annual meeting or bring other business (including any proposal intended for inclusion in the Company’s proxy materials) before the 2010 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 8, 2010, nor earlier than the close of business on November 9, 2009. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

The Company’s Bylaws are available on the Company’s website. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is http://www.investors.brinkshomesecurity.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit, Compensation and, and Governance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 8880 Esters Boulevard, Irving, Texas 75063 or by contacting Investor Relations via phone at 1-800-730-2227 or via e-mail at INVRelations@brinks.com.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 by contacting the Company’s Corporate Secretary at the address listed above under “Availability of Documents”. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Company’s Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Company’s Corporate Secretary at (972) 871-3500. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their broker for further information.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of the Company’s Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

John S. Davis

Senior Vice President, General Counsel

and Secretary

April 8, 2009

Irving, Texas

ANNUAL MEETING OF SHAREHOLDERS OF

BRINK’S HOME SECURITY HOLDINGS, INC.

May 8, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.investors.brinkshomesecurity.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided. i

¢ 20203000000000000000 3	050809

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the listed nominees.

1. ELECTION OF DIRECTORS: TWO FOR A THREE YEAR TERM EXPIRING 2012.			The Board of Directors recommends a vote FOR the following proposal.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Robert B. Allen O Michael S. Gilliland		2.	Ratify the appointment of KPMG LLP as an independent registered public accounting firm for the fiscal year ending December 31, 2009.	FOR AGAINST ABSTAIN ☐ ☐ ☐

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

☐                        ¢

BRINK’S HOME SECURITY HOLDINGS, INC.

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 8, 2009

The undersigned hereby appoints Robert B. Allen, John S. Davis and Stephen C. Yevich and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in Brink’s Home Security Holdings, Inc. at the Annual Meeting of Shareholders to be held on May 8, 2009, at 1:00 p.m., local time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side.)

¢	14475 ¢